UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ICOS CORPORATION

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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Filed by ICOS Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: ICOS Corporation

Commission File No.: 000-19171

This filing relates to the proposed acquisition of ICOS Corporation (“ICOS”) by Eli Lilly and Company (“Lilly”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2006 by and among ICOS, Tour Merger Sub, Inc. and Lilly. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by ICOS on October 17, 2006 and is incorporated by reference into this filing.

The following electronic mail was sent by Paul Clark, ICOS’ Chairman, President and Chief Executive Officer, to all ICOS employees on October 30, 2006:

To: All Employees

From: Paul Clark

The purpose of this email is to update you as best we are able on the progress made over the past week with Lilly. The primary focus right now for Lilly is to understand our organization and then make employment decisions contingent upon close for all employees at ICOS.

Ken Ferguson, VP Therapeutic Development, has played a significant role leading the Lilly ICOS joint venture in the past and has been named by me as the project leader for the entire transition effort on ICOS’s behalf.

To that end, five teams have been formed that have line management and HR representation from both companies. The ICOS members of these teams are helping Lilly understand our organization.

The groups are as follows:

—	Sales & Marketing (ICOS representatives: Leonard Blum, Steve Murdock, Karen Osofsky)
—	Administration (ICOS representatives: Gary Wilcox, Michele Yetman, Mike Jacobsen, Katie Carrigan)
—	Cialis JV (ICOS representatives: David Goodkin, Ken Ferguson, Mark Honda)
—	Contract Biologics Manufacturing (ICOS representatives: Gary Wilcox, Tom St. John, Linda Mangone)
—	Ex-Cialis Drug Discovery/Science (ICOS representatives: Shing Chang, Gary Wilcox, David Goodkin, Tom St. John, Chris Gann)

Lilly has told us they will make rolling employment decisions when they have enough information to make final decisions.

We have many companies locally and nationally interested in talking to our people. Once all employment decisions have been communicated, Karen Osofsky, Associate Director, Staffing will organize an event to enable some of these companies to talk with affected employees at an on-site job fair.

Several financial planning firms have indicated that they are willing to talk with ICOS employees about financial planning issues raised by this event. Ellen Stone, Sr. Manager, Benefits, will coordinate on-site visits that employees can attend. Stay tuned for more details once they are available.

Lastly, the HR team is working with our Outplacement vendor, Lee Hecht Harrison, to put together information on outplacement programs for impacted employees. This team will be ready to provide employees with outplacement information shortly following the point in time that employment decisions are made by Lilly.

We plan to provide regular updates to you as we have information to share broadly. Michele Yetman, VP Human Resources, will provide future updates to the organization.

We know this is a difficult time and we appreciate your patience as Lilly works to make individual employment decisions.

A special shareholder meeting will be announced soon to obtain shareholder approval. ICOS intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of ICOS are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about ICOS, buyer and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by ICOS with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021 attention: General Counsel.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction will be set forth in ICOS’ proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.